Exhibit 99.1

[GRAPHIC REMOVED HERE]

NEWS RELEASE

5904 Richmond Highway

Suite 300

Alexandria, Virginia 22303

Tel: (703) 329-9400

Fax: (703) 329-8187

www.analex.com

Release:	IMMEDIATE
For:	ANALEX CORPORATION

(Symbol: NLX)

Contact:	Amber Gordon

Ron Alexander

(703) 329-9400

ANALEX ANNOUNCES 2nd QUARTER REVENUES AND EARNINGS

Earnings Conference Call will be Webcast Today

Alexandria, VA, July 24, 2003 – ANALEX CORPORATION (AMEX: NLX) today reported second quarter 2003 revenues of $16.6 million, an increase of 28% compared to revenues of $12.9 million for the second quarter of 2002. The growth in revenues for the quarter resulted primarily from the work on the company’s NASA ELVIS contract and the general growth of revenues in its Homeland Security Group. For the first half of the year, revenues amounted to $33.2 million, an increase of 28% over the $26 million for the first half last year.

Operating profit for the second quarter as measured by earnings before interest and taxes (EBIT), was $1.0 million, an increase of more than 128% over 2002 second quarter EBIT of $450,500. This represents EBIT margins of 6.2% for the quarter compared to 3.5% for the prior year. The increased operating profitability was attributable to increased revenue as well as general and administrative expenses being spread over a broader base of operations. For the first half of 2003, EBIT was $2.2 million, an increase of 93% over the $1.1 million for the first half of last year. EBIT margins increased from 4.3% in the first half of last year to 6.5% this year.

Second quarter 2003 net income of $674,200 compares to $204,400 reported for the second quarter of the prior year, an increase of 230%. The Company’s net margin increased from 1.6% last year to 4.1% this year. Earnings per share (EPS) for second quarter 2003 were $0.04 compared to $0.01 per share for the second quarter last year, an increase of 300%. The increase in net income is a result of the increase in operating profit, an increased provision for income taxes, substantially offset by reduced interest expense. For the first half of 2003, net income amounted to $1.4 million, an increase of 135% over the $599,600 for the prior-year period. For the six months, fully diluted per share earnings were $0.08 compared to $0.04 per share for the prior year.

“Results for the first half of 2003 show exceptional year-over-year growth in revenue and profit,” said Sterling Phillips, Analex President and CEO. “In addition to the contribution of our NASA ELVIS contract, we have made significant progress in developing our business with classified customers,” he concluded.

More …

Analex:    Announces 2nd Quarter 2003 Earnings

July 24, 2003

The Company has scheduled a Webcast of its earnings conference call for 11:00 a.m. (ET), today, during which management will make a brief presentation of second quarter and six month results and operating trends. A question-and-answer session will follow to further discuss the results. Interested parties can listen to the conference call over the Internet by logging on to Analex’s Website at www.analex.com at the scheduled time and following instructions to sign in for the call. A replay will be available over the Internet and can be accessed through Analex’s Website. A recorded replay of the conference call and question / answer session will also be available after 1:00 p.m. (ET) today. The replay will be available through August 22, 2003 via telephone at 888-286-8010 (replay Pass Code: 95239681). The International dial-in replay number is 617-801-6888.

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The company’s stock trades on the American Stock Exchange under the symbol NLX. The company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Analex:    Announces 2nd Quarter 2003 Earnings

July 24, 2003

ANALEX CORPORATION

Selected Financial Data

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$16,602,900	$12,928,200	$33,234,100	$25,963,700
Net Income	674,200	204,400	1,409,600	599,600

Interest Expense	84,200	241,900	195,500	510,400
Taxes	268,300	4,200	561,500	13,700
EBIT	1,026,700	450,500	2,166,600	1,123,700

Depreciation	38,700	26,000	63,000	55,800
Amortization	104,300	74,500	204,500	140,000
EBITDA	1,169,700	551,000	2,434,100	1,319,500

Net Income Per Share:
Basic	$0.05	$0.01	$0.10	$0.04

Diluted	$0.04	$0.01	$0.08	$0.04

Weighted avg. # shares:
Basic	14,577,663	14,395,177	14,511,875	14,390,477

Diluted	17,169,314	16,997,139	17,496,504	16,887,701

Balance Sheet Data

	6/30/03	12/31/02
Current assets	$12,551,900	$13,128,400
Other assets	17,524,700	17,655,800

Working capital	1,193,000	675,500
Accounts payable	1,128,200	3,294,700
Accrued liabilities	7,156,000	5,258,400

Bank debt	3,754,300	4,929,400
Other debt	2,569,200	3,309,300
Shareholders’ equity	15,394,600	13,901,800

# # #